EXHIBIT 99.1

Huttig Building Products, Inc. Announces Fourth Quarter and Full Year 2020 Results

Fourth Quarter 2020 Highlights (as compared to prior year quarter):

  Net sales of $184.6 million compared to $180.4 million
  Reduced operating expenses by 17.2% to $36.1 million
  Operating income increased to $1.0 million compared to a loss of $8.0 million
  Total liquidity increased to $59.3 million compared to $33.7 million a year ago
  Reduced indebtedness by $42.7 million compared to a year ago
  Adjusted EBITDA increased to $2.4 million compared to a negative $4.9 million
  Full year adjusted EBITDA increased to $20.1 million compared to $5.2 million

ST. LOUIS, March 01, 2021 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the fourth quarter and year ended December 31, 2020.

“The momentum we generated through the third quarter of 2020 continued and contributed to our solid fourth quarter results,” said Jon Vrabely, President and CEO of Huttig. “In light of the headwinds of restructuring activities and continued supply chain challenges across several key product categories, we were able to grow fourth quarter sales over the prior year and significantly improve our operating results and profitability. Combined with effective working capital management, we ended the year with our highest liquidity and lowest debt levels in several years.  I am very proud of our entire organization and look forward to continuing our progress in 2021 as we build on the foundation we established in 2020.”

SUMMARY RESULTS FOR FOURTH QUARTER ENDED DECEMBER 31, 2020
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2020		2019
Net sales	$184.6	100.0%	$180.4	100.0%
Gross margin	37.1	20.1%	35.6	19.7%
Operating expenses	36.1	19.6%	43.6	24.2%
Operating income (loss)	1.0	0.5%	(8.0)	-4.4%
Income (loss) from continuing operations	0.3	0.2%	(9.4)	-5.2%
Net income (loss)	0.3	0.2%	(9.4)	-5.2%
Income (loss) from continuing operations per share - basic and diluted	$0.01		$(0.37)
Net income (loss) per share - basic and diluted	$0.01		$(0.37)

	Twelve Months Ended December 31,
	2020		2019
Net sales	$792.3	100.0%	$812.0	100.0%
Gross margin	159.4	20.1%	162.0	20.0%
Operating expenses	145.6	18.4%	165.6	20.4%
Goodwill impairment	9.5	1.2%	-	-
Restructuring charge	1.5	0.2%	-	-
Operating income (loss)	2.8	0.4%	(3.6)	-0.4%
Loss from continuing operations	(0.9)	-0.1%	(21.3)	-2.6%
Net loss	(0.9)	-0.1%	(21.3)	-2.6%
Loss from continuing operations per share - basic and diluted	$(0.03)		$(0.84)
Net loss per share - basic and diluted	$(0.03)		$(0.84)

Results of Operations

Fourth Quarter 2020 Compared to Fourth Quarter 2019

Net sales were $184.6 million in the fourth quarter of 2020, which were $4.2 million, or 2.3%, higher than the fourth quarter of 2019. The increase was attributable to higher levels of residential construction activity offset by a number of factors, including pandemic-induced changes to the operating environment resulting in supply chain disruption and labor shortages, which have increased lead times to our customers for value-add production sales, and the execution of planned restructuring activities, including the closure of two branches in the third quarter of 2020. We also commenced a broader product rationalization project in the third quarter designed to strengthen our focus on core and strategic products. This project, while initially resulting in lower sales as we forgo replenishment or promotion of these items, is expected to ultimately generate higher gross margins and higher sales of focused product categories.

Due primarily to restructuring activities and supply chain disruption and labor shortages, which lengthened lead times to our customers, millwork sales decreased 1.9% to $88.3 million in the fourth quarter, compared to $90.0 million in the fourth quarter of 2019. Building products sales increased 7.5% in the fourth quarter of 2020 to $82.9 million, compared to $77.1 million in the fourth quarter of 2019 as sales benefitted from consistent high levels of demand for certain product lines within the category, including certain strategic product lines. The sales growth in this category was also offset by supply chain disruption as well as product rationalization activities related to our objective of focusing on higher-margin, non-commoditized products. Wood product sales increased 0.8% in the fourth quarter of 2020 to $13.4 million, compared to $13.3 million in the fourth quarter of 2019.

Gross margin was $37.1 million in the fourth quarter of 2020, compared to $35.6 million in the fourth quarter of 2019. As a percentage of sales, gross margin was 20.1% in the fourth quarter of 2020, compared to 19.7% in the fourth quarter of 2019. The increase in gross margin percentage reflects the favorable impact of our focus on higher-margin sales opportunities, partially offset by product mix as higher-margin categories were more significantly affected by supply chain disruption and labor shortages. Gross margins were also impacted by branch closures and product rationalization activities as we reduced inventories at less than normal margins. We completed restructuring activities in the fourth quarter of 2020. These initiatives, taken together, are expected to improve our overall margin performance in 2021.

Operating expenses decreased $7.5 million, or 17.2%, to $36.1 million, or 19.6% of net sales, in the fourth quarter of 2020, compared to $43.6 million, or 24.2%, of net sales in the fourth quarter of 2019. Personnel costs decreased $2.7 million as a result of expense reduction actions taken in response to the COVID-19 pandemic, including workforce reductions, wage reductions, suspension of our matching contributions under our employee benefit plan and restructuring activities. The majority of wage reductions were restored during the fourth quarter of 2020. These cost reductions were partially offset by higher incentive compensation driven by improved operating results. A severance charge of $0.8 million was recognized in the fourth quarter of 2019. Non-personnel costs decreased $4.8 million primarily due to the curtailment of advertising and promotion, travel, and other discretionary spending, due in part to the pandemic environment. Vehicle and workers’ compensation insurance costs, rentals due to space and equipment management, contract hauling and fuel costs, based on volume levels and underlying costs, were also lower in the fourth quarter of 2020.

Net interest expense was $0.6 million in the fourth quarter of 2020 compared to $1.4 million in the fourth quarter of 2019. The lower interest expense in the fourth quarter of 2020 reflects both lower average debt outstanding and lower interest rates.

Income taxes were $0.1 in the fourth quarter of 2020 and zero in the fourth quarter of 2019.

As a result of the foregoing factors, we reported net income from continuing operations of $0.3 million for the quarter ended December 31, 2020, compared to net loss of $9.4 million for the quarter ended December 31, 2019.

Adjusted EBITDA was $2.4 million for the fourth quarter of 2020, compared to $(4.9) million for the fourth quarter of 2019. Adjusted EBITDA is a non-GAAP measurement. See reconciliation below of non-GAAP financial measures.

Fiscal 2020 Compared to Fiscal 2019

Net sales from continuing operations were $792.3 million in 2020, a decrease of $19.7 million, or approximately 2.4%, compared to $812.0 million in 2019. The decline was attributable to a number of factors, including pandemic-induced changes to the operating environment, resulting in supply chain disruption and labor shortages, which have increased lead times to our customers for value-add production sales, and the acceleration of planned restructuring activities, including the closure of two branches in the third quarter of 2020. In the second half of the year, we also commenced a broader product rationalization project designed to strengthen our focus on core and strategic products. The product rationalization plan, while initially resulting in lower sales as we forgo replenishment or promotion of these items, is expected to ultimately generate higher gross margins and higher sales of focused product categories. Following a strong first quarter in 2020, some of our largest markets were significantly impacted early in the pandemic. By the end of the third quarter, activity had recovered to levels approaching prior year sales, and fourth quarter net sales recovered to moderately exceed prior year levels. Demand has improved as construction activity has rebounded.

Net sales in our major product categories changed as follows in 2020 from 2019: millwork sales decreased 7.2% to $357.0 million, building product sales increased 3.4% to $379.0 million, and wood products decreased 7.4% to $56.3 million. Millwork sales were negatively impacted by supply chain disruption and labor shortages, which lengthened lead times to our customers. Building products sales increased due to consistent high levels of demand for certain product lines within the category, including strategic product lines; however, sales growth in this category was offset by supply chain disruption, and product rationalization activities related to our objective of focusing on higher-margin, non-commoditized products. Wood product sales were also negatively impacted by sourcing disruption which more than offset price increases for products within the category.

Gross margin decreased $2.6 million, or 1.6%, to $159.4 million in 2020 as compared to $162.0 million in 2019. The decrease in gross margin was due to lower overall sales volumes. Gross margin as a percentage of net sales increased to 20.1% in 2020 compared to 20.0% in 2019. The gross margin percentage reflects the favorable impact from our focus on higher-margin sales opportunities, partially offset by sales product mix as higher-margin categories were more significantly affected by supply chain disruption and labor shortages. Gross margins were also impacted by branch closures and product rationalization activities as we reduced inventories at less than normal margins. We completed restructuring activities in the fourth quarter of 2020. These initiatives, taken together, are expected to improve our overall margin performance in 2021.

Operating expenses, excluding a restructuring charge of $1.5 million and goodwill impairment charge of $9.5 million, decreased $20.0 million, or 12.1%, to $145.6 million, or 18.4% of net sales, in 2020, compared to $165.6 million, or 20.4% of net sales, in 2019. Personnel expenses decreased $11.6 million as a result of expense reduction actions taken in response to the COVID-19 pandemic, including workforce reductions, wage reductions, suspension of Company matching contributions under an employee benefit plan and reduced medical claims. Personnel costs in 2019 included a $0.8 million severance charge related to cost reduction actions. Non-personnel expenses decreased $8.4 million in 2020, primarily due to curtailment of travel, advertising and promotion, and other discretionary spending, due in part to the pandemic. Vehicle and workers’ compensation insurance costs, rentals due to space and equipment management, contract hauling and fuel costs, based on volume levels and underlying costs, were also lower in 2020.

Net interest expense was $3.6 million in 2020 compared to $6.6 million in 2019. The lower interest expense in 2020 reflected both lower average outstanding borrowings in 2020 and lower interest rates.

We recognized an income tax expense from continuing operations of $0.1 million for the year ended December 31, 2020 compared to an income tax expense of $11.1 million for the year ended December 31, 2019.

As a result of the foregoing factors, we reported a net loss from continuing operations of $0.9 million in 2020 as compared to a net loss of $21.3 million in 2019.

Adjusted EBITDA was $20.1 million in 2020 and $5.2 million in 2019. Adjusted EBITDA is a non-GAAP measurement.  See below reconciliation of Non-GAAP Financial Measures.

Balance Sheet & Liquidity

Cash provided by continuing operating activities was $42.8 million in fiscal 2020 and $6.6 million in fiscal 2019, an increase of $36.2 million. Total available liquidity was $59.3 million as of December 31, 2020 compared to $33.7 million at December 31, 2019. At December 31, 2020, total available liquidity included $0.3 million of cash plus $59.0 million of availability under our credit facility, while at December 31, 2019, total available liquidity included $2.2 million of cash plus $31.5 million of availability under our credit facility.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, March 2, 2021 at 10:00 a.m. Central Time. Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com. Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 4111128.

About Huttig

Huttig, currently in its 137th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 25 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words. Statements made in this press release looking forward in time, including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, strategic initiatives, financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. We cannot guarantee that any forward-looking statements will be realized or achieved. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to: the success of our growth initiatives; risks associated with our private brands; the strength of new construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical annual average total housing starts from 1959 to 2020 of approximately 1.4 million starts based on statistics tracked by the U.S. Census Bureau (“Historical Average”); the cyclical nature of our industry; risks of international suppliers; the impact of global health concerns, including the current COVID-19 pandemic, and governmental responses to such concerns, on our business, results of operations, liquidity and capital resources; product liability claims and other legal proceedings; commodity prices and demand in light of the COVID-19 pandemic; competition with existing or new industry participants; our failure to attract and retain key personnel; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations, particularly in light of the COVID-19 pandemic; the loss of a significant customer; termination of key supplier relationships; the ability to source alternative suppliers in light of the COVID-19 pandemic; supply chain disruption; current or future litigation; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; federal and state transportation regulations; uncertainties resulting from changes to United States and foreign laws, regulations and policies; the potential impact of changes in tariff costs, including tariffs on imported steel and aluminum, and potential anti-dumping or countervailing duties; fuel cost increases; stock market volatility; failure to meet exchange listing requirements; stockholder activist disruption; information technology failures, network disruptions, cybersecurity attacks or breaches in data security; significant uninsured claims; the integration of any business we acquire and the liabilities of such businesses; the seasonality of our operations; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; intangible asset impairment; and those factors set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

The Company defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below and presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance. Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business. Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$0.3	$(9.4)	$(0.9)	$(21.3)
Interest expense, net	0.6	1.4	3.6	6.6
Provision for income taxes	0.1	-	0.1	11.1
Depreciation and amortization	1.2	1.6	5.2	5.7
Stock compensation expense	0.2	0.7	1.3	2.3
Goodwill impairment	-	-	9.5	-
Restructuring charge	-	-	1.5	-
Severance charge	-	0.8	-	0.8
Other	-	-	(0.2)	-
Adjusted EBITDA	$2.4	$(4.9)	$20.1	$5.2

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales	$184.6	$180.4	$792.3	$812.0
Cost of sales	147.5	144.8	632.9	650.0
Gross margin	37.1	35.6	159.4	162.0
Operating expenses	36.1	43.6	145.6	165.6
Goodwill impairment	—	—	9.5	—
Restructuring charge	—	—	1.5	—
Operating income (loss)	1.0	(8.0)	2.8	(3.6)
Interest expense, net	0.6	1.4	3.6	6.6
Income (loss) from continuing operations before income taxes	0.4	(9.4)	(0.8)	(10.2)
Provision for income taxes	0.1	—	0.1	11.1
Net income (loss) from continuing operations	0.3	(9.4)	(0.9)	(21.3)
Net loss from discontinued operations, net of taxes	—	—	—	—
Net income (loss)	$0.3	$(9.4)	$(0.9)	$(21.3)

Earnings per share:
Net income (loss) from continuing operations per share - basic and diluted	$0.01	$(0.37)	$(0.03)	$(0.84)
Net loss from discontinued operations per share - basic and diluted	—	—	—	—
Net income (loss) per share - basic and diluted	$0.01	$(0.37)	$(0.03)	$(0.84)

Weighted average shares outstanding:
Basic and diluted shares outstanding	26.0	25.5	26.0	25.4

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and equivalents	$0.3	$2.2
Trade accounts receivable, net	69.3	60.5
Inventories, net	105.7	139.4
Other current assets	10.6	12.8
Total current assets	185.9	214.9

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0
Buildings and improvements	32.3	32.4
Machinery and equipment	58.2	58.2
Gross property, plant and equipment	95.5	95.6
Less accumulated depreciation	67.1	64.4
Property, plant and equipment, net	28.4	31.2

OTHER ASSETS:
Operating lease right-of-use assets	33.9	40.9
Goodwill	—	9.5
Other	4.4	5.0
Total other assets	38.3	55.4
TOTAL ASSETS	$252.6	$301.5

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except Share Data)

	December 31,	December 31,
	2020	2019
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.7	$1.7
Current maturities of operating lease right-of-use liabilities	9.1	9.7
Trade accounts payable	53.1	56.8
Accrued compensation	10.0	5.5
Other accrued liabilities	15.7	15.8
Total current liabilities	89.6	89.5
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	92.4	135.1
Operating lease right-of-use liabilities, less current maturities	24.9	31.6
Other non-current liabilities	2.4	2.4
Total non-current liabilities	119.7	169.1

SHAREHOLDERS’ EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—
Common shares; $.01 par (75,000,000 shares authorized: 26,889,190 shares issued and outstanding at December 31, 2020 and 26,441,926 at December 31, 2019)	0.3	0.3
Additional paid-in capital	49.5	48.2
Retained earnings (accumulated deficit)	(6.5)	(5.6)
Total shareholders’ equity	43.3	42.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$252.6	$301.5

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Cash Flows From Operating Activities:
Net income (loss)	$0.3	$(9.4)	$(0.9)	$(21.3)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1.2	1.6	5.2	5.7
Non-cash interest expense	—	—	0.2	0.2
Stock-based compensation	0.2	0.7	1.3	2.3
Deferred income taxes	—	0.1	—	11.1
Goodwill impairment	—	—	9.5	—
Restructuring charge	—	—	1.5	—
Changes in operating assets and liabilities:
Trade accounts receivable	16.5	28.0	(8.8)	8.5
Inventories, net	2.0	3.3	33.7	(5.4)
Trade accounts payable	(14.8)	(11.6)	(3.7)	5.3
Other	1.7	4.1	4.8	0.2
Cash provided by continuing operating activities	7.1	16.8	42.8	6.6
Cash used in discontinued operating activities	(0.1)	(0.1)	(0.2)	(0.4)
Total cash provided by operating activities	7.0	16.7	42.6	6.2
Cash Flows From Investing Activities:
Capital expenditures	(0.2)	(0.5)	(1.7)	(1.7)
Proceeds from Disposition of Assets	(0.2)	—	(0.2)	—
Total cash used in investing activities	—	(0.5)	(1.5)	(1.7)
Cash Flows From Financing Activities:
Repayments of debt, net	(7.5)	(16.9)	(43.0)	(3.0)
Repurchase of shares to satisfy employee tax withholdings	—	—	—	(0.1)
Total cash used in financing activities	(7.5)	(16.9)	(43.0)	(3.1)
Net increase (decrease) in cash and equivalents	(0.5)	(0.7)	(1.9)	1.4
Cash and equivalents, beginning of period	0.8	2.9	2.2	0.8
Cash and equivalents, end of period	$0.3	$2.2	$0.3	$2.2

For more information, contact:

investor@huttig.com